FOR IMMEDIATE RELEASE
Contact:
Idenix Pharmaceuticals, Inc.
Media: Teri Dahlman (617) 995-9905
Investors: Amy Sullivan (617) 995-9838
IDENIX PHARMACEUTICALS REPORTS SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS
~Initial results indicate that telbivudine has met the primary endpoint in the phase III GLOBE study ~
Cambridge, MA; July 28, 2005 – Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases, today reported unaudited financial results for the second quarter and six months ended June 30, 2005.
For the second quarter ended June 30, 2005, Idenix reported total revenues of $16.1 million, compared with total revenues of $42.8 million in the second quarter of 2004. Total revenues include reimbursement by Novartis of expenses incurred by Idenix in connection with the development of telbivudine and valtorcitabine, Idenix’s drug candidates for the treatment of hepatitis B, and amortization of the up-front fees paid to Idenix in May 2003 when Novartis licensed Idenix’s hepatitis B drug candidates. In the 2004 quarter, total revenues also included a $25 million milestone payment received from Novartis related to the successful completion by Idenix of a phase I clinical trial of valopicitabine, or NM283, Idenix’s lead drug candidate for the treatment of hepatitis C. Idenix reported a net loss of $13.4 million or a loss of $0.28 per diluted share for the second quarter ended June 30, 2005, compared to net income of $21.0 million, or $0.53 per diluted share for the second quarter ended June 30, 2004.
For the six months ended June 30, 2005, Idenix reported total revenues of $31.0 million, compared with total revenues of $59.5 million for the six months ended June 30, 2004. The company reported a net loss of $22.7 million, or a loss of $0.47 per diluted share for the six months ended June 30, 2005, compared with net income of $15.1 million, or $0.39 per diluted share for the six months ended June 30, 2004.
The profitability experienced by the company for the quarter ended and six months ended June 30, 2004 was due to the recognition of the $25 million milestone payment received from Novartis during the second quarter of 2004. At June 30, 2005, Idenix’s cash, cash equivalents and marketable securities totaled $129.1 million.
Business Highlights
“We have achieved significant milestones in our hepatitis B and hepatitis C development programs over the last three months,” said Jean-Pierre Sommadossi, chairman and chief executive officer of Idenix. “Most significantly, as we reported in a separate press release today, the initial data indicate that telbivudine has met the primary efficacy endpoint in the 1,370 patient phase III GLOBE study. We anticipate finalizing the GLOBE data set shortly and plan to submit the complete data as a late-breaker abstract to the American Association for the Study of Liver Diseases for presentation at its annual meeting in November.”
Additionally, the following accomplishments were realized by Idenix over the last three months:

•	The company presented 2-year phase IIb telbivudine data at the 2005 Digestive Disease Week annual meeting that further demonstrated the correlation between early and profound viral suppression and markers of improved clinical outcomes.

•	The company completed enrollment (with 190 patients) of the phase IIb clinical trial of valopicitabine in treatment refractory patients. This clinical trial, which has been extended to 48 weeks, is a head-to-head trial comparing the combination of valopicitabine plus Pegasys® to ribavirin plus Pegasys® in hepatitis C genotype 1 patients who have previously failed at least 3 months of treatment with pegylated interferon plus ribavirin, the current standard therapy. Idenix expects to report preliminary clinical data from this phase IIb trial in the fall of 2005 and currently anticipates initiating a phase III clinical trial in this patient population in the first half of 2006.

•	The company initiated the phase IIb trial of valopicitabine in treatment-naïve hepatitis C genotype 1 patients at clinical sites in late July. This trial is designed to quantitatively assess the antiviral dose-response relationship for valopicitabine in treatment regimens comprising combinations of Pegasys® with various valopicitabine dosing regimens. The goal of this study is to identify the optimal combination regimen (valopicitabine plus pegylated interferon) for further study in phase III trials in treatment naïve patients.
2005 Expectations
Based on the expected timing and cost of current and anticipated clinical trials and the planned growth of Idenix’s commercial operations, the company currently expects its net use of cash to be between $70 million and $80 million in 2005, which would result in 2005 year-end cash, cash equivalents and marketable securities of between $77 million and $87 million.
Conference Call Information
Idenix will hold a conference call today at 4:30 p.m. Eastern time. Company management will review financial results, provide an update on ongoing clinical trials, review 2005 corporate milestones and discuss updated financial guidance. A live webcast of the call will be available on the company’s website www.idenix.com. Please log in approximately 10 minutes before the call to ensure a timely connection.
About Idenix
Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX) is a biopharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of human viral and other infectious diseases. Idenix’s current focus is on the treatment of infections caused by hepatitis B virus, hepatitis C virus and human immunodeficiency virus (HIV). Idenix’s headquarters are located in Cambridge, Massachusetts. The company also has drug discovery and development operations in Montpellier, France and drug discovery operations in Cagliari, Italy. For further information about Idenix, please refer to http://www.idenix.com.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “plan to,” “expects,” or similar expressions or by express or implied discussions regarding potential therapeutic benefits and successful development of telbivudine, valopicitabine and the company’s other product candidates. Such forward-looking statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. These risks and uncertainties relate to the results of clinical trials and other studies with respect to telbivudine, valopicitabine and the other product candidates that the company has under development; the timing and success of submission, acceptance and approval of regulatory filings; the company’s dependence on its collaboration with Novartis Pharma AG; the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities; the ability of the company to attract and retain qualified personnel; competition in general; and the company’s ability to obtain, maintain and enforce patent and other intellectual property protection for telbivudine, valopicitabine, its other product candidates and its discoveries. These and other risks are described in greater detail under the caption “Factors That May Affect Future Results” in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005 and filed with the Securities and Exchange Commission and other filings that the company makes with the Securities and Exchange Commission.
All forward-looking statements reflect the company’s expectations only as of the date of this release and should not be relied upon as reflecting the company’s views, expectations or beliefs at any date subsequent to the date of this release. Idenix anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while Idenix may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.
Pegasys® is a registered trademark of Hoffmann-La Roche.

IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
License fees and collaborative research and development — related party	$15,983	$42,689	$30,809	$59,319
Government research grants	99	67	176	132

Total revenues	16,082	42,756	30,985	59,451
Operating expenses:
Research and development	23,190	17,684	41,653	36,094
General and administrative	4,749	3,275	9,944	6,737
Sales and marketing	2,414	912	3,833	1,813

Total operating expenses	30,353	21,871	55,430	44,644

(Loss) income from operations	(14,271)	20,885	(24,445)	14,807
Investment income, net	803	66	1,622	144
Other expense	(2)	(1)	(2)	(2)

(Loss) income before income taxes	(13,470)	20,950	(22,825)	14,949
Income tax benefit	37	—	126	114

Net (loss) income	$(13,433)	$20,950	$(22,699)	$15,063

Net (loss) income per share:
Basic	($0.28)	$0.57	($0.47)	$0.41

Diluted	($0.28)	$0.53	($0.47)	$0.39

Shares used in calculation of net loss (income) per share:
Basic	48,119	36,517	48,038	36,495

Diluted	48,119	39,225	48,038	38,924

IDENIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
(UNAUDITED)

	June 30,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$46,673	$42,083
Marketable securities	69,897	38,429
Accounts receivable, related party	15,784	16,243
Other current assets	3,068	3,231

Total current assets	135,422	99,986
Property and equipment, net	7,512	6,805
Marketable securities, net of current portion	12,503	76,754
Other assets	4,258	3,573

Total assets	$159,695	$187,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$18,397	$19,919
Deferred revenue, related party	9,283	9,695
Other current liabilities	344	249

Total current liabilities	28,024	29,863
Long-term obligations	8,426	9,418
Deferred revenue, related party, net of current position	32,489	38,779

Total liabilities	68,939	78,060
Stockholders’ equity	90,756	109,058

Total liabilities and stockholders’ equity	$159,695	$187,118

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